Exhibit 4

Rare Element Resources Ltd.	EXECUTION COPY
IP Rights Agreement

INTELLECTUAL PROPERTY RIGHTS AGREEMENT

Synchron, a California corporation having a principal place of business at 3550 General Atomics Court, San Diego, CA 92121-1122 (or one or more Affiliates, the "Investor"), and Rare Element Resources Ltd., a British Columbia Corporation having a principal place of business at P.O. Box 271049, Littleton, Colorado 80127 (the "Company") (Investor and Company each a “Party” and together the "Parties"), agree as follows:

I.	Background of Agreement

1.00          Company is the owner of certain Patents and related Technical Information relating to rare earth mineral processing and rare earth separation.

1.01          Investor wishes to acquire certain rights under the Patents and related Technical Information in accordance with the terms of this IP Agreement.

1.02          Company and Investor are concurrently entering into an Investment Agreement ("Investment Agreement") whereby Investor is making a monetary investment in Company.

1.03          Company is issuing the Option pursuant to which Investor will be entitled to purchase common shares of Company.

II.	Definitions

As used herein, the following terms have the meaning set forth below:

2.01          Any term set out in this IP Agreement with its initial letters capitalized, shall have the same meaning as it has in the Investment Agreement, unless a different meaning is explicitly assigned to the term in this IP Agreement.

2.02          "Affiliate" has the meaning set forth in the Investment Agreement.

2.03          “Business Day” has the meaning set forth in the Investment Agreement.

2.04          “Company” has the meaning set out above in the introductory paragraph.

2.05          “Company Improvements” has the meaning set out below in Article 5.00.

Rare Element Resources Ltd.	EXECUTION COPY
IP Rights Agreement

2.06          “Dispute” has the meaning set out below in Article 18.00.

2.07          “Dispute Notice” has the meaning set out below in Article 18.00.

2.08          "Effective Date" has the meaning of the "Closing Date" set forth in the Investment Agreement.

2.09          “Escalation to Mediation Date” has the meaning set out below in Article 18.01.

2.10          "Improvement" or "Improvements" means any modification of a process or other technology described in a Patent, and any modification to Technical Information.

2.11          “Investment Agreement” has the meaning set out above in Article 1.02.

2.12          “Investor” has the meaning set out above in the introductory paragraph.

2.13          “Investor Improvements” has the meaning set out below in Article 5.01.

2.14          "IP Agreement" means this agreement, including all Exhibits referenced herein and attached hereto.

2.15          “Joint Improvements” has the meaning set out below in Article 5.02.

2.16          "Option" has the meaning set forth in the Investment Agreement.

2.17          "Option Period" has the meaning set forth in the Investment Agreement.

2.18          "Patent" or "Patents" means: (a) any and all patents and patent applications owned by Company anywhere in the world as of the Effective Date relating to rare earth mineral processing and rare earth separation including without limitation those patents and patent applications listed in Exhibit A; (b) any and all divisions, continuations, continuations-in-part of any of the patents and patent applications within subdivision (a); (c)  any and all patents that may directly or indirectly issue from any patent applications within subdivisions (a) and (b); (d) any and all re-issues, substitutes and extensions of any of the patents within subdivisions (a), (b) and (c); and (e) any and all counterparts or equivalents to any of the foregoing in any country of the world.

2.19          “Party” and “Parties” have the meanings set out above in the introductory paragraph.

Rare Element Resources Ltd.	EXECUTION COPY
IP Rights Agreement

2.20          “Person” has the meaning set forth in the Investment Agreement.

2.21          "Technical Information" means research and development information that is published or unpublished, unpatented inventions, know-how, trade secrets, and technical data in the possession of Company at the Effective Date of this IP Agreement or developed by Company during the term of this IP Agreement that relate to rare earth mineral processing and rare earth separation.

2.22          “Third Party” means a Person other than Investor, the Company or one of their Affiliates.

III.	License

3.00          Company grants to Investor, for the duration of the Option Period, a worldwide, royalty-free, non-exclusive, irrevocable license (with the right to grant sublicenses to Affiliates) under the Patents to practice the methods therein described and claimed and to make and have made, use, offer to sell, sell and import products made using such methods, and to make Improvements, and to engage in any activity which would give rise to a claim of infringement (direct or indirect or otherwise) of one or more of the Patents in the absence of a license.

3.01          Company further grants to Investor, during the duration of the Option Period, a worldwide, royalty-free, non-exclusive, irrevocable license (with the right to grant sublicenses to Affiliates) to use the Technical Information to practice the methods described and claimed in the Patents and to make and have made, use, offer to sell, sell and import products made using the methods, and to make Improvements, and to engage in any activity which would give rise to a claim of infringement (direct or indirect or otherwise) of one or more of the Patents in the absence of a license.

3.02          If the Option is not exercised prior to the expiration of the Option Period, then Company agrees to extend the license grants set forth in Articles 3.00 and 3.01 beyond the expiration of the Option Period, subject to an annual licensing fee paid by Investor to Company.  The non-exclusive rights granted to Investor under this Article 3.02 do not include the right to grant sublicenses to Third Parties.  The amount and parameters of the annual licensing fee shall be commercially reasonable, as determined by an independent expert who is mutually agreeable to the Parties and whose determination shall be final and binding; provided, however, that if the Parties cannot agree on the independent expert, each Party shall designate an expert  of their choice and the two experts designated by the Parties shall work together in good faith to identify and designate a third, independent expert  whose determination shall be binding.

Rare Element Resources Ltd.	EXECUTION COPY
IP Rights Agreement

3.03          If the Option is exercised before the expiration of the Option Period, the license grants set forth in Articles 3.00 and 3.01 will become exclusive to Investor for a perpetual term, shall not be subject to a licensing fee, the granted licenses in favor of the Investor shall be deemed fully paid-up, and the rights granted to Investor under Articles 3.00 and 3.01 shall include the right to grant sublicenses to Third Parties.

3.04          Prior to the earlier of Investor exercising the Option and the expiration of the Option Period, Company will not grant to any Third Party any rights to the Patents or to the Technical Information that extend beyond the expiration of the Option Period.

3.05          The licenses granted in Articles 3.01 to 3.04 of this IP Agreement are subject to a reserved non-exclusive license in the Company to practice the methods described and claimed in the Patents and to make, have made, use, offer to sell, sell and import rare earth products made using such methods, and to use the Technical Information to practice the methods described and claimed in the Patents for such purposes.  Such reserved non-exclusive license shall be solely for use by the Company  and its Affiliates and shall not be transferable to any Third Party, except in connection with a merger, consolidation, or the sale or transfer of substantially all of the Company's assets associated with the performance of this IP Agreement.

3.06          Investor will not disclose to Third Parties any unpublished Technical Information furnished by Company to  Investor during the term of this IP Agreement, or any time thereafter; provided, however, that disclosure may be made of any such Technical Information at any time (i) with the prior written consent of Company, (ii) to Affiliates of Investor, (iii) to Third Parties, in confidence, if and when the Option is exercised before the expiration of the Option Period, (iv) after such Technical Information has become public through no fault of Investor, (v) if such Technical Information is received from a third person who had a right to disclose it, (vi) if Investor can show such Technical Information was independently developed without access to any such Technical Information, or (vii) if Investor can demonstrate such Technical Information was in its rightful possession free of any obligation of confidentiality prior to its first receipt from Company.

Rare Element Resources Ltd.	EXECUTION COPY
IP Rights Agreement

3.07          The licenses and other rights of Investor set forth in this IP Agreement are an encumbrance on (and thus run with) the Patents and Technical Information, and shall be enforceable against any entity having or obtaining ownership of, or the right to enforce, any of the Patents and Technical Information or any rights therein.  Company shall obligate any Person to whom Company assigns or otherwise confers an ownership interest or right to enforce any of the Patents and Technical Information or any rights therein to: (a) fully honor in all respects all of the rights and licenses granted to Investor under this IP Agreement; and (b) obligate all subsequent assignees or other Persons who obtain an ownership interest or right to enforce any of the Patents and Technical Information or any rights therein to (i) similarly fully honor all of the foregoing in all respects, and (ii) expressly flow down all of the foregoing (including, without limitation, this flow down obligation) in all subsequent assignments or other agreements that confer an ownership interest or right to enforce any of the Patents and Technical Information or any rights therein.  Any assignment or agreement or other transaction by Company that fails to be in complete compliance with this Article 3.07 or any other provision of this IP Agreement shall be null and void.

3.08          Company does not warrant the accuracy of Technical Information provided to Investor hereunder.  Subject to and except for any indemnification obligations under Article 3.09 below, Company will not be under any liability arising out of the supplying of Technical Information under, in connection with, or as a result of this IP Agreement, whether on warranty, contract, negligence or otherwise.

3.09          Company represents that to the best of its knowledge, the methods described and claimed in the Patents and the Technical Information, and the products produced thereby in accordance with such information, will be free from claims of infringement of the patents and copyrights of any Third Party.  Company further represents that it has not received any written notice of a claim and otherwise has no knowledge that the methods described and claimed in the Patents and the Technical Information, and the products produced thereby in accordance with such information, violate or infringe upon the rights of any Person.  Company shall indemnify and hold harmless Investor, Investors’ Affiliates, and their officers and directors, and their direct and indirect customers, to the fullest extent permitted by applicable law, from and against any and all losses, liabilities, obligations, claims, contingencies, damages, diminution in value, deficiencies, actions, proceedings, taxes, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation as incurred, arising out of or relating to  any breach of any of the representations made in this Article 3.09.

Rare Element Resources Ltd.	EXECUTION COPY
IP Rights Agreement

3.10          Company represents and warrants that the definitions of Patents and Technical Information cover and include all patents, patent applications, patent rights, research and development information, inventions, know-how, trade secrets, and technical data used by the Company in its business at the Effective Date of this IP Agreement that relate to rare earth mineral processing and rare earth separation.

IV.	Prosecution of the Patents

4.00          Company will have the sole right to file, prosecute, and maintain all Patents covering the inventions that are the property of Company and will have the right to determine whether or not, and where, to file a patent application, to abandon the prosecution of any patent or patent application, or to discontinue the maintenance of any patent or patent application. Notwithstanding the foregoing, if Company elects to abandon any patent application, to not pay maintenance fees or annuities to keep a patent in force, or to otherwise take or fail to take any action that will result in a loss of patent rights, Company shall give Investor at least sixty (60) days prior written notice and an opportunity to take over the prosecution of the patent application that would be abandoned and/or pay the fees necessary to keep the patent in force and/or take any other action necessary to avoid the loss of patent rights.  In the event that Investor takes over the prosecution of a patent application or maintenance of a patent under this Article 4.00, Company shall retain ownership of the patent application or patent, and the patent shall remain subject to this IP Agreement.

Rare Element Resources Ltd.	EXECUTION COPY
IP Rights Agreement

V.	Improvements

5.00          Improvements made or acquired solely by the Company ("Company Improvements") during the term of this IP Agreement shall be deemed Technical Information hereunder and shall be subject to the license provisions set forth in Article III for Technical Information.  Any patent applications and any patents relating to any Company Improvements shall be deemed Patents hereunder and shall be subject to the license provisions set forth in Article III for Patents.

5.01          Investor shall own all right, title and interest in any Improvement made or acquired by the Investor ("Investor Improvement").  Investor hereby agrees to grant to Company a non-exclusive, irrevocable, royalty-free license under any Investor Improvement and any patent claiming such Investor Improvement, solely for use in rare earth mineral processing and rare earth separation, to make and have made, use, offer to sell, sell and import products made using the Investor Improvements.  Such rights to Investor Improvements shall be solely for use by the Company and its Affiliates and shall not be transferable to any Third Party, except in connection with a merger, consolidation, or the sale or transfer of substantially all of Company's assets associated with performance under this IP Agreement.

5.02          Investor shall own all right, title and interest in any Improvement made jointly by Company and Investor ("Joint Improvements") during the term of this IP Agreement, and Company agrees to and hereby does assign to Investor any right, title and interest it may otherwise have in any Joint Improvement.

5.03          Investor hereby agrees to grant to Company a non-exclusive, irrevocable, royalty-free license under any Joint Improvement and any patent claiming such Joint Improvement solely for use in rare earth mineral processing and rare earth separation.  Such rights to Joint Improvements shall be solely for use by the Company and shall not be transferable to any Third Party except in connection with a merger, consolidation, or the sale or transfer of substantially all of Company's assets associated with performance under this IP Agreement.

Rare Element Resources Ltd.	EXECUTION COPY
IP Rights Agreement

5.04.         For the avoidance of doubt, all right, title and interest in intellectual property, whether or not patented, that is made or acquired by one Party or its Affiliate after the Effective Date of this IP Agreement, that is wholly unrelated to the Patents and Technical Information, shall be owned by said Party or its Affiliate.

VI.	Representations and Disclaimer of Warranties

6.00          SUBJECT TO AND EXCEPT FOR ANY INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 3.09 ABOVE, NOTHING IN THIS IP AGREEMENT WILL BE DEEMED TO BE A REPRESENTATION OR WARRANTY BY COMPANY OF THE ACCURACY, SAFETY OR USEFULNESS FOR ANY PURPOSE OF ANY TECHNICAL INFORMATION, TECHNIQUES, OR PRACTICES AT ANY TIME MADE AVAILABLE BY COMPANY.  COMPANY WILL HAVE NO LIABILITY WHATSOEVER TO INVESTOR OR ANY OTHER PERSON FOR OR ON ACCOUNT OF ANY INJURY, LOSS OR DAMAGE OF ANY KIND OR NATURE, SUSTAINED BY, OR ANY DAMAGES ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED ON INVESTOR OR ANY OTHER PERSON, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM:  (A) THE PRODUCTION, USE OR SALE OF ANY APPARATUS OR PRODUCT OR METHOD, OR THE PRACTICE OF THE PATENTS BY INVESTOR OR ITS ASSIGNS; (B) THE USE BY INVESTOR OR ITS ASSIGNS OF ANY TECHNICAL INFORMATION, TECHNIQUES, OR PRACTICES DISCLOSED BY COMPANY; OR (C) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES BY INVESTOR OR ITS ASSIGNS WITH RESPECT TO ANY OF THE FOREGOING, AND INVESTOR WILL HOLD COMPANY, AND ITS OFFICERS, EMPLOYEES AND AGENTS, HARMLESS IN THE EVENT COMPANY, OR ITS OFFICERS, EMPLOYEES OR AGENTS, IS HELD LIABLE.

Rare Element Resources Ltd.	EXECUTION COPY
IP Rights Agreement

6.01          NOTHING IN THIS IP AGREEMENT WILL BE DEEMED TO BE A REPRESENTATION OR WARRANTY BY INVESTOR OF THE ACCURACY, SAFETY OR USEFULNESS FOR ANY PURPOSE OF ANY IMPROVEMENTS AT ANY TIME MADE AVAILABLE BY INVESTOR.  INVESTOR WILL HAVE NO LIABILITY WHATSOEVER TO COMPANY OR ANY OTHER PERSON FOR OR ON ACCOUNT OF ANY INJURY, LOSS OR DAMAGE OF ANY KIND OR NATURE, SUSTAINED BY, OR ANY DAMAGES ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED ON COMPANY OR ANY OTHER PERSON, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM:  (A) THE PRODUCTION, USE OR SALE OF ANY APPARATUS OR PRODUCT OR METHOD, OR THE PRACTICE OF ANY IMPROVEMENTS AT ANY TIME BY THE COMPANY, ITS AFFILIATES OR ASSIGNS; (B) THE USE OF ANY IMPROVEMENTS AT ANY TIME MADE AVAILABLE BY INVESTOR BY THE COMPANY, ITS AFFILIATES OR ASSIGNS; OR (C) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES BY COMPANY ITS AFFILIATES OR ASSIGNS WITH RESPECT TO ANY OF THE FOREGOING, AND COMPANY WILL HOLD INVESTOR, AND ITS OFFICERS, EMPLOYEES AND AGENTS, HARMLESS IN THE EVENT INVESTOR, OR ITS OFFICERS, EMPLOYEES OR AGENTS, IS HELD LIABLE.

VII.	Litigation

7.00          Investor will notify Company of any suspected infringement of the Patents.  Subject to Article 7.01 below, the sole right to institute a suit for infringement of the Patents rests with Company.  Investor agrees to reasonably cooperate with Company in such suit for infringement, including requesting Investor's employees or consultants to testify when requested by Company in writing, making available records, papers, information, specimens, and the like, provided and only to the extent such is reasonably necessary to prosecute the suit.  For the avoidance of doubt, nothing in this Article 7.00 shall require Investor to join any such suit as a party, and Company shall not seek to join Investor to any such suit as a party absent the express written consent of Investor.  Any recovery received pursuant to such suit will first go to Investor to reimburse Investor for any costs and expenses (including attorneys’ fees) reasonably incurred by Investor in cooperating with Company in the suit, and any remaining amounts shall be retained by Company.

Rare Element Resources Ltd.	EXECUTION COPY
IP Rights Agreement

7.01          If, after the Option is exercised before the expiration of the Option Period such that the license grants set forth in Articles 3.00 and 3.01 have become exclusive under Article 3.03, Company does not enforce the Patents, through legal action or otherwise, Investor may enforce the Patents and Company agrees to reasonably cooperate with Investor in such suit for infringement, including requesting Company’s employees or consultants to testify when requested by Investor in writing, making available records, papers, information, specimens, and the like, provided and only to the extent such is reasonably necessary to prosecute the suit.  For the avoidance of doubt, nothing in this Article 7.01 shall require Company to join any such suit as a party, and Investor shall not seek to join Company to any such suit as a party absent the express written consent of Company; provided, however, if Company elects not to give its express written consent to be joined as a party, but joinder is required in order for Investor to file or  maintain legal action to enforce any Patents, Company agrees that if requested by Investor, Company will negotiate and enter into an amendment to this IP Agreement to the extent necessary for Investor to file or  maintain legal action to enforce the Patents.  Any recovery received pursuant to such suit will first go to Company to reimburse Company for any costs and expenses (including attorneys’ fees) reasonably incurred by Company in cooperating with Investor in the suit, and any remaining amounts shall be retained by Investor.

VIII.	Non-assignability

8.00          This IP Agreement imposes personal obligations on Investor.  Investor will not assign to any Third Party any rights under this IP Agreement not specifically transferable by its terms without the prior written consent of Company, such consent not to be unreasonably withheld.  For the avoidance of doubt and notwithstanding the foregoing: (1) such rights are assignable by Investor to an Affiliate of Investor, and (2) Investor’s rights in Investor Improvements and Joint Improvements shall be freely assignable by Investor to any Person.

Rare Element Resources Ltd.	EXECUTION COPY
IP Rights Agreement

IX.	Severability

9.00          The Parties agree that if any part, term or provision of this IP Agreement is found illegal or in conflict with any valid controlling law, the validity of the remaining provisions will not be affected thereby.

9.01          Should any provision of this IP Agreement be held by a court of law to be illegal, invalid or unenforceable, such provision shall be replaced by such provision as most closely reflects the intent of the invalid provision, and the legality, validity and enforceability of the remaining provisions of this Agreement will not be affected or impaired thereby.

X.	Waiver, Integration, Alteration

10.00         The waiver of a breach hereunder may be effected only by a writing signed by the waiving Party and will not constitute a waiver of any other breach.

10.01         This IP Agreement, together with the Investment Agreement and any other documents or agreements executed in connection with the transactions contemplated thereunder, represents the entire understanding between the Parties, and supersedes all other agreements, express or implied, between the Parties concerning the Patents and Technical Information.

XI.	Execution

11.00        This IP Agreement may be executed in counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to each other Party, it being understood that the Parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Rare Element Resources Ltd.	EXECUTION COPY
IP Rights Agreement

XII.	Cooperation

12.00        Each Party will execute any instruments reasonably believed by the other Party to be necessary to implement the provisions of this IP Agreement.

XIII.	Construction

13.00        This IP Agreement will be construed in accordance with the substantive laws of the state of New York and of the United States of America.

XIV.	Exportation of Technical Information

14.00        Investor agrees that it will not export the Technical Information furnished to Investor either directly or indirectly by Company, to any destination or Person prohibited by the U.S. Export Administration Regulations or other U.S. export control laws and regulations.

14.01        Company agrees that it will not export any information relating to Improvements or otherwise furnished to Investor either directly or indirectly by Investor Company, to any destination or Person prohibited by the U.S. Export Administration Regulations or other U.S. export control laws and regulations.

XV.	Notices Under this IP Agreement

15.00        All written communications and notices between the Parties relating to this IP Agreement shall be made in the manner set forth in the Investment Agreement.

XVI.	Term and Termination

16.00         Unless earlier terminated in accordance with the terms of this Article XVI, this IP Agreement and the licenses granted herein will continue in effect from the Effective Date until the expiration of the last to expire of the Patents and any additional period of time thereafter that any of the Patents remain enforceable such as in the United States where a party can sue for infringement after a patent expires and seek damages for any infringement of the patent during the six years immediately preceding the filing of a suit for infringement.

Rare Element Resources Ltd.	EXECUTION COPY
IP Rights Agreement

16.01         Investor at any time may provide written notice to Company of a material breach of this IP Agreement.  If Company fails to cure the identified breach within thirty (30) days after the date of the notice, Investor may terminate this IP Agreement by written notice to Company.

16.02         If the Option is not exercised before the expiration of the Option Period, Company may provide written notice to Investor of a material breach of this IP Agreement.  If Investor fails to cure the identified breach within thirty (30) days after the date of the notice, Company may terminate this IP Agreement by written notice to Investor.  If the Option is exercised before the expiration of the Option Period, Company may not terminate this IP Agreement for material breach.

16.03         The following provisions of this IP Agreement shall survive termination of this IP Agreement: Article I, Article II, Articles 3.08 and 3.09, Article V (as to Improvements made or acquired during the term of the IP Agreement), Article VI, and Articles VIII-XVIII. In addition, for as long as there continues to exist Technical Information of use by Investor in its business, any rights or licenses Investor has in Technical Information under this Agreement shall survive termination of this IP Agreement under Article 16.00 but not termination under Articles 16.01 or 16.02 for material breach.

XVII.	Bankruptcy

17.00         Each Party acknowledges that all rights, covenants and licenses granted by one Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  Each Party acknowledges this IP Agreement is an Executory Contract and that should any Party become a petitioner under the Bankruptcy Code, §365(n) applies to this IP Agreement and the rights afforded thereunder apply. Each Party further acknowledges that if such Party, as a debtor in possession or a trustee-in-bankruptcy in a case under the Bankruptcy Code, rejects this IP Agreement, the other Party may elect to retain their rights under this IP Agreement as provided in Section 365(n) of the Bankruptcy Code.  Any change of control resulting from any such bankruptcy proceeding shall be subject to the rights and licenses granted in this IP Agreement.  Each Party agrees that to the extent the Bankruptcy laws of Canada provide the same or similar rights to a licensee as Section 365(n) of the U.S. Bankruptcy Code, a Party may exercise such same or similar rights as specified herein as to the rights under the U.S. Bankruptcy Code.

Rare Element Resources Ltd.	EXECUTION COPY
IP Rights Agreement

XVIII.	Governing Law; Jurisdiction; Dispute Resolution

18.00         Exclusive Dispute Resolution Mechanism.  The procedures set forth in this Article XVIII shall be the exclusive mechanism for resolving any dispute that may arise from time to time relating to this IP Agreement (“Dispute”).  Either Party may commence the procedures contemplated by this Article XVIII by written notice to the other that a Dispute has arisen (a “Dispute Notice”).

18.01         Negotiations.  The Parties shall first attempt in good faith to resolve any Dispute by negotiation and consultation between themselves, including without limitation not fewer than two (2) negotiation sessions which shall occur within ten (10) Business Days of the Dispute Notice.  In the event that such dispute is not resolved on an informal basis by the conclusion of the second negotiation session, or, if either Party has not participated in negotiation sessions as to which notice has been given (the last day of such time period, the “Escalation to Mediation Date”), either Party may initiate mediation under  Article 18.02.

18.02         Mediation.

(a)            Either Party may, at any time after the Escalation to Mediation Date, submit the Dispute for mediation.  The Parties shall cooperate with one another in selecting a neutral mediator and in scheduling the mediation proceedings.  Each Party covenants that they will use commercially reasonable efforts in participating in the mediation.  Each Party shall prepare for the mediator a written request for mediation, setting forth the subject of the Dispute, the position and supporting documentation of such Party, and the relief requested.  Each Party agrees that the mediator’s fees and expenses and the costs incidental to the mediation will be shared equally between the Parties.

Rare Element Resources Ltd.	EXECUTION COPY
IP Rights Agreement

(b)            The Parties further agree that all offers, promises, conduct, and statements, whether oral or written, made in the course of the mediation by the Parties, their agents, employees, experts, and attorneys, and by the mediator, are confidential, privileged, and inadmissible for any purpose, including impeachment, in any litigation, arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

18.03        Litigation or Arbitration as a Final Resort.  If the Parties cannot resolve any Dispute for any reason, including, but not limited to, the failure of the Parties to agree to enter into mediation or agree to any settlement proposed by the mediator, within sixty (60) days after the Escalation to Mediation Date, either the Company or the Holder may file suit in a court of competent jurisdiction in accordance with Article 18.04.

18.04         Governing Law; Jurisdiction.  All questions concerning the construction, validity, enforcement and interpretation of this IP Agreement shall be determined in accordance with the provisions of the Investment Agreement.

IN WITNESS WHEREOF, the Parties have caused this IP Agreement to be executed by their duly authorized officers on the respective dates herein set forth.
Rare Element Resources Ltd.
By:	/s/ Randall J. Scott
Name:	Randall J. Scott
Title:	President and Chief Executive Officer
Date:	October 2, 2017

Synchron
By:	/s/ Kenneth J. Mushinski
Name:	Kenneth J. Mushinski
Title:	President
Date:	October 2, 2017

EXHIBIT A

Title	Country or Authority	Application No.	Filing Date	Publication No.	Patent No.	Status
Extraction of Metals from Metallic Compounds	PCT	PCT/US2014/012153	01/18/2014	WO 2014/113742	N/A	Expired
Selective Extraction of Cerium from Other Metals	US	14/735,118	6/9/2015	2016/0002751	--	Published
Selective Extraction of Cerium from Other Metals	PCT	PCT/US2015/03498	6/9/2015	WO2015/191645	--	Expired
Extraction of Metals from Metallic Compounds	AU	AU 2014207355	6/9/2015			Pending
Extraction of Metals from Metallic Compounds	CA	CA 2,898,612	6/9/2015			Pending
Extraction of Metals from Metallic Compounds	EP	EP 14740863.7	6/9/2015			Pending
Extraction of Metals from Metallic Compounds	RU	RU 2015134576	6/9/2015			Pending
Extraction of Metals from Metallic Compounds	ZA	ZA 2015/05821	6/9/2015			Pending
Extraction of Metals from Metallic Compounds	US	14/831,020	8/20/2015	2015/0354026		Published
Processing of Rare Earth Elements	PCT	PCT/US2015/055403	10/13/2015	WO 2016/058007	N/A	Expired
Processing for the Extraction of Rare Earth Elements	US	15/517,884	10/13/2015	--	--	Pending
Processing for the Extraction of Rare Earth Elements	CA	CA 2,964,306	10/13/2015	--	--	Pending
Processing for the Extraction of Rare Earth Elements	AU	AU 2015329723	10/13/2015	--	--	Pending

1 of 1